Exhibit 5.2

[Letterhead of NIKE, Inc.]

July 17, 2025

NIKE, Inc.,

One Bowerman Drive,

Beaverton, Oregon 97005.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of (i) shares of Class B Common Stock, no par value (the “Common Stock”), of NIKE, Inc., an Oregon corporation (the “Company”); (ii) debt securities, including senior debt securities and subordinated debt securities, of the Company (the “Debt Securities”); (iii) warrants of the Company to purchase Debt Securities or Common Stock (the “Warrants”); (iv) purchase contracts of the Company with respect to Common Stock (the “Purchase Contracts”); and (v) units of the Company comprised of the Securities, as defined below (the “Units” and, together with the Common Stock, the Debt Securities, the Warrants and the Purchase Contracts, the “Securities”), I, as the Company’s Vice President and Corporate Secretary, have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is my opinion that:

(1) The Company has been duly incorporated and is validly existing under the laws of the State of Oregon.

(2) When shares of Common Stock have been issued and delivered in accordance with the applicable purchase, underwriting or similar agreement against the receipt of requisite consideration therefor, such shares of Common Stock will be validly issued, fully paid and non-assessable.

(3) The Indenture relating to the Debt Securities has been duly authorized, executed and delivered by the Company. When the terms of the Debt Securities and of their issuance and sale have been duly established pursuant to an existing or subsequent corporate authorization and in conformity with the Indenture relating to the Debt Securities so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Debt Securities have been duly executed

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and authenticated in accordance with the Indenture and issued and sold as contemplated in the Registration Statement, the basic prospectus included therein and the appropriate prospectus supplement or supplements, the Debt Securities will constitute valid and legally binding obligations of the Company.

(4) When the terms of the warrant agreement under which the Warrants are to be issued (the “Warrant Agreement”) have been duly established and the Warrant Agreement has been duly authorized, executed and delivered by the parties thereto, the terms of the Warrants and of their issuance and sale have been duly established in conformity with the Warrant Agreement and the Warrants have been duly executed and authenticated in accordance with the Warrant Agreement and issued and sold as contemplated in the Registration Statement, the basic prospectus included therein and the appropriate prospectus supplement or supplements, and if all the foregoing actions are taken so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, the Warrants will constitute valid and legally binding obligations of the Company.

(5) When the terms of the governing instruments or agreements under which the Purchase Contracts are to be issued have been duly established and such governing documents have been duly executed and delivered by the parties thereto, the terms of such Purchase Contracts and of their issuance and sale have been duly established in conformity with the applicable governing documents and such Purchase Contracts have been duly executed and authenticated in accordance with the applicable governing documents and issued and sold as contemplated in the Registration Statement, the basic prospectus included therein and the appropriate prospectus supplement or supplements, and if all the foregoing actions are taken so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, such Purchase Contracts will constitute valid and legally binding obligations of the Company.

(6) When the terms of the unit agreement under which the Units are to be issued (the “Unit Agreement”) have been duly established and the Unit Agreement has been duly executed and delivered by the parties thereto, the terms of the Units and of their issuance and sale have been duly established in conformity with the Unit Agreement and the Units have been duly executed and authenticated in accordance with the Unit Agreement and issued and sold as contemplated in the Registration Statement, the basic prospectus included therein and the appropriate prospectus supplement or supplements, and if all the foregoing actions are taken so as not to violate any applicable law or result

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in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, the Units will constitute valid and legally binding obligations of the Company.

In connection with my opinions set forth in paragraphs (2) through (6) above, I have assumed that at the time of the issuance, sale and delivery of each particular Security there will not have occurred any change in law affecting the validity, legally binding character or enforceability of such Security and that the issuance, sale and delivery of such Security, all of the terms of such Security and the performance by the Company of its obligations thereunder will comply with applicable law and with each requirement or restriction imposed by any court or governmental body having jurisdiction over the Company and will not result in a default under or a breach of any agreement or instrument then binding upon the Company.

The foregoing opinion is limited to the laws of the State of Oregon, and I am expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of the Federal laws of the United States and the laws of the State of New York, I note that you have received an opinion, dated the date hereof, of Sullivan & Cromwell LLP.

I have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible, and I have assumed that the Securities and each governing document under which the Securities are to be issued will have been duly authorized, executed and delivered by all parties thereto other than the Company and that the signatures on documents examined by me are genuine. I have also assumed that the authority granted in resolutions duly adopted by the Company’s Board of Directors, or a duly authorized committee thereof, will remain in effect at all relevant times and that no Securities will be issued or other action taken in contravention of any applicable limit established pursuant to such resolutions from time to time.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to me under the heading “Validity of Securities” in the Prospectus. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Mary Hunter